UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 3, 2016

Date of Report (Date of Earliest Event Reported)

Dakota Plains Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36493	20-2543857
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Grove Lane East Wayzata, Minnesota		55391
(Address of Principal Executive Offices)		(Zip Code)

(952) 473-9950

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 3, 2016, Dakota Plains Holdings, Inc. (the “Company”) and certain of its affiliates (together with the Company, the “Loan Parties”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with SunTrust Bank. Pursuant to the Forbearance Agreement, from May 3, 2016 until July 25, 2016, SunTrust Bank has agreed to forbear from exercising its rights and remedies available under the Revolving Credit and Term Loan Agreement, dated December 5, 2014 by and among the Company, certain of its affiliates and SunTrust Bank, as Administrative Agent, as amended (the “Credit Agreement”), but only to the extent that such rights and remedies arise exclusively as a result of anticipated non-compliance with certain payment obligations and financial covenants.

The Forbearance Agreement enables the Loan Parties to elect during the term of the Forbearance Agreement to make interest payments either in cash or through the payment-in-kind of additional interest and provides additional reporting requirements for the Company.

In exchange for forbearance, the Company has agreed to, among other things, (i) periodically deliver to SunTrust certain financial and budget information during the Forbearance Period, (ii) provide to SunTrust a written plan of action before June 15, 2016, (iii) accrue default interest on anticipated defaults as applicable under the Credit Agreement, and (iv) pay SunTrust and the Lenders’ reasonable costs and expenses incurred in connection with the Credit Agreement and the Forbearance Agreement through the effective date.

The foregoing description of the Forbearance Agreement is a summary only and is qualified by reference to the Forbearance Agreement, a copy of which is attached to this Current Report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
10.1 Forbearance Agreement by and between the Lenders, SunTrust, and the Company, dated May 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2016	DAKOTA PLAINS HOLDINGS, INC.

/s/ James L. Thornton
James L. Thornton Interim Chief Financial Officer, Executive Vice President, Strategy & General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
10.1	Forbearance Agreement by and between the Lenders, SunTrust, and the Company, dated May 3, 2016.	Filed Electronically